Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on this Amendment No. 1 to Form F-10 of Village Farms International, Inc. of our report dated March 13, 2019 relating to the consolidated financial statements of Village Farms International, Inc., which appears in Village Farm International, Inc.’s Annual Report on Form 40-F for the year ended December 31, 2018, and to the reference to us under the heading “Auditors and Transfer Agent and Registrar” in the prospectus, which is part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
June 21, 2019